MARCUS THEATRES®  COMPLETES ACQUISITION OF ELEVEN
CINEMA ENTERTAINMENT CORPORATION LOCATIONS

Milwaukee, Wis., April 19, 2007. . . .. . Marcus Theatres Corporation, a division of The Marcus Corporation (NYSE:MCS), today announced it has completed the previously disclosed acquisition of selected assets of Cinema Entertainment Corporation (CEC) theatre circuit based in St. Cloud, Minn., for approximately $75,650,000 in cash. Marcus Theatres will assume operation of the CEC theatres effective Friday, April 19, 2007.

Marcus Theatres® has acquired, through a subsidiary, 11 CEC locations with a total of 122 screens in five Midwestern markets. Theatre locations include: College Square Theatre, Cedar Falls, IA; Crossroads Theatre, Waterloo, IA; Coral Ridge Theatre, Coral Ridge, IA; Sycamore Theatre, Iowa City, IA; Century 10 Theatre, Fargo, N.D.; West Acres 14 Theatre, Fargo, N.D.; Safari 7 Discount Theatre, Moorhead, Minn.; Parkwood 18 Theatre, Waite Park, Minn.; Duluth 10 Theatre, Duluth, Minn.; Lakes 10 Theatre, Hermantown, Minn.; and Superior 7 Theatre, Superior, Wis.

“The addition of the CEC locations extends our circuit into adjacent Midwestern markets and makes Marcus Theatres the seventh largest exhibition chain in the U.S. CEC is an excellent theatre operator and we intend to continue enhancing the outstanding features and amenities for which CEC is well known,” said Bruce J. Olson, president of Marcus Theatres.

“I am confident that Marcus Theatres will continue to provide CEC customers with the best entertainment experience possible. Marcus Theatres shares the dedication to our customers and associates that has been a tradition at CEC for over 50 years,” said Bob Ross, chairman and president of CEC Theatres.

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“For more than 70 years, our company has been a leader in the exhibition industry and has been at the forefront of innovation,” said Olson. He noted that the company’s latest innovation in the movie-going experience is The Majestic, a new flagship theatre currently under construction in Brookfield, Wis. The Majestic will be a complete entertainment destination including traditional theatres, two UltraScreens®, a luxury® entertainment and event venue for performances and meetings, a pizza café, a coffee and ice-cream shop and a cocktail lounge. The Majestic is scheduled to open May 4, 2007.

As of May 4, 2007, Marcus Theatres will operate 628 screens at 52 locations in six states and will be the seventh largest exhibition chain in the U.S.

About The Marcus Corporation

Headquartered in Milwaukee, Wisconsin, The Marcus Corporation is a leader in the lodging and entertainment industries. As of May 4, 2007, The Marcus Corporation’s movie theatre division, Marcus Theatres®, will currently own or manage 628 screens at 52 locations in Wisconsin, Illinois, Minnesota, Ohio, North Dakota, Iowa and one family entertainment center in Wisconsin. The company’s lodging division, Marcus Hotels and Resorts, owns or manages 20 hotels, resorts and other properties in ten states, with one additional property under development. For more information, visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities; and (9) the successful integration of the Cinema Entertainment Corporation theatres into our theatre circuit. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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